UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 3, 2021

(Date of earliest event reported)

Corning Natural Gas Holding Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	46-3235589
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective December 8, 2021, Corning Natural Gas Holding Company (the “Company”) issued 5,000 shares of its newly-authorized 1.5% Series D Cumulative Redeemable Preferred Stock, par value of $0.01 per share (the “Series D Preferred Stock”), to ACP Crotona Corp., a Delaware corporation (the “Purchaser”), for $1,000 a share, or $5.0 million in the aggregate. As previously reported, on January 12, 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”), by and among the Company, the Purchaser and ACP Crotona Merger Sub Corp., a New York corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement, and the Company will continue as the surviving corporation and a wholly-owned subsidiary of the Purchaser. The Purchaser is an affiliate of Argo Infrastructure Partners, LP.

The Company intends to use the funds raised for general working capital and to fund service expansion projects and capital replacement projects at each of its utilities over the next several years. In the short term, the Company will pay down borrowings under lines of credit at Leatherstocking Gas Company LLC and Corning Natural Gas Corporation.

The Company entered into a purchase agreement with the Purchaser with respect to the purchase and issuance of the Series D Preferred Stock containing customary representations and warranties by the Company and the Purchaser. This description of the purchase agreement is incomplete and is qualified in its entirety by the purchase agreement by and between the Company and the Purchaser attached to this Form 8-K as Exhibit 10.1.

The issuance of the Series D Preferred Stock was a private placement to an accredited investor exempt from registration under Section 4(a)(2) of the Securities Act of 1933. The Company elected to issue the shares in a private placement to avoid the delays and costs associated with a public offering of stock.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included under Item 1.01 above is incorporated by reference to this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure included under Item 1.01 above is incorporated by reference to this Item 3.02.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective December 3, 2021, the Company amended its certificate of incorporation (the “Certificate of Amendment”) to authorize 5,000 shares of the Series D Preferred Stock. The Series D Preferred Stock accrues cumulative dividends at the rate of 1.5% of the liquidation preference per share (equivalent to $15.00 per annum per share) and are expected to be paid on March 31, June 30, September 30, and December 31 of each year. The Series D Preferred Stock ranks on parity with the Company’s Series A, Series B, and Series C Preferred Stock.

The Certificate of Amendment provides for certain redemption requirements and rights. Specifically, on December 8, 2026, the Company must redeem all of the outstanding shares of Series D Preferred Stock at a redemption price equal to $1,000 per share, plus an amount equal to all accrued but unpaid dividends, if any, on the shares (whether or not declared). Further, upon the earlier to occur of (i) the termination of the Merger Agreement and (ii) December 31, 2022, for one year thereafter, any holder of the Series D Preferred Stock may elect to require the Company to redeem all of the shares of the Series D Preferred Stock held by that holder for an amount equal to $1,000 per share, plus any accumulated and unpaid dividends for any dividend period prior to the effective date of the redemption (the “Redemption Amount”). Moreover, upon the occurrence of any “fundamental changes,” as defined in the Certificate of Amendment, any holder of the Series D Preferred Stock may elect to require the Company to redeem, in whole or in part, the Series D Preferred Stock held by that holder for an amount equal to the Redemption Amount.

This description of the amendment to the Company’s certificate of incorporation authorizing the Series D Preferred Stock is incomplete and is qualified in its entirety by the Certificate of Amendment attached to this Form 8-K as Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit 3.1     Certificate of Amendment of the Certificate of Incorporation of Corning Natural Gas Holding Corporation authorizing 5,000 Shares of 1.5% Series D Cumulative Redeemable Preferred Stock Filed with the Department of State of the State of New York on December 3, 2021.

Exhibit 10.1    Purchase Agreement, dated December 8, 2021, by and between Corning Natural Gas Holding Corporation and ACP Crotona Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Holding Corporation

By: /s/ Charles A. Lenns
Chief Financial Officer

Dated: December 8, 2021

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